Exhibit 99.1
Kodiak Energy, Inc. Grants Incentive Stock Options

CALGARY, ALBERTA – (MARKETWIRE) – June 24, 2009 – Kodiak Energy, Inc. (OTCBB: KDKN, TSX-V: KDK) ("Kodiak" or the "Corporation") announces that its board of directors has, pursuant to the Corporations’ incentive stock option plan, approved the granting of stock options ("Options") to directors, officers and other personnel  to acquire an aggregate of 4,330,000 common shares of the Corporation ("Common Shares") at an exercise price of $0.28 per Common Share – the market closing price of the Corporation’s common shares on June 23, 2009.  Of the total options granted, 3,600,000 were granted to directors and officers and 730,000 to employees and consultants.

The Corporation’s option plan is shareholder approved and intended to provide employee incentive and retention.  During the past year, Kodiak has not provided any bonuses or increases in salaries or benefits to directors, officers, employees and consultants and wishes to retain its valued personnel.

About Kodiak:  Kodiak Energy, Inc. is a Calgary, Alberta, Canada based publicly traded oil and gas exploration and development company focused on developing and exploring onshore oil, gas and CO2 properties within North America.  Our main prospects are located in the central Mackenzie River Valley of the Northwest Territories and northeast New Mexico.  Through our private subsidiary, Cougar Energy, Inc.., we are developing the projects of Lucy in the Horn River Basin in northeast British Columbia and CREEnergy Joint Venture located in north central Alberta.  Additional information on Kodiak is at http://www.kodiakpetroleum.com.

For further information:
William Tighe
President and CEO
+1(403) 262-8044
e-mail:  info@kodiakpetroleum.com
http://www.kodiakpetroleum.com

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Forward-looking Statements: This press release contains forward-looking statements. The words or phrases "would be," "will" "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," or similar expressions are intended to identify "forward-looking statements". The Corporation's business is subject to various other risks and uncertainties, which may be described in its corporate filings (www.sec.gov and www.sedar.com). Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Corporation cautions readers not to place reliance on such statements. Kodiak undertakes no obligation to update or publicly revise forward looking statements or information unless so required by applicable securities laws.